Exhibit 99.1

PublicSquare Announces Board and Executive Leadership Updates; Preliminary Fourth Quarter 2025 Revenue Estimates Expected to Exceed Prior Guidance by More Than 10%; Reaffirms FY 2026 Revenue Guidance

●	Dusty Wunderlich Named Chairman; Blake Masters Appointed Lead Independent Director
●	Michael Perkins Elevated to Chief Operating Officer
●	Founder Michael Seifert Continues as President and Chief Executive Officer

WEST PALM BEACH, Fla. — January 7, 2026 — PSQ Holdings, Inc. (NYSE: PSQH) ("PublicSquare" or the "Company"), today announced updates to its Board and executive leadership structure intended to delineate board oversight, enhance operational focus, and position the Company for its next phase of growth as a scaled public fintech platform. The Company also announced preliminary fourth-quarter 2025 revenue estimates and reaffirmed its full-year 2026 revenue guidance.

“These leadership updates reflect PublicSquare’s continued maturation as a public company,” said Michael Seifert, President and Chief Executive Officer. “By separating the Chairman and CEO roles, appointing a Lead Independent Director, and elevating operational leadership, we are reinforcing strong governance while sharpening our focus on disciplined execution.”

Key Leadership Updates

●	Michael Seifert has stepped down as Chairman of the Board and will continue to serve as President and Chief Executive Officer, focusing on strategic vision, culture, and the continued expansion of the Company’s platform and fintech capabilities. The separation of the Chairman and CEO roles is intended to clearly delineate oversight and execution responsibilities.
●	Dusty Wunderlich has been named Chairman of the Board. A director since March 2024, Wunderlich brings deep financial, strategic, and operational experience to guide PublicSquare’s strategic direction. He will serve as Chairman in a non-executive capacity. Prior to being named Chairman, Mr. Wunderlich was the Company’s Chief Strategy Officer.
●	Blake Masters has been appointed Lead Independent Director. A director since the Company’s initial public listing, Masters will provide independent oversight and serve as a liaison between the Board and management.
●	Michael Perkins has been appointed Chief Operating Officer and will continue to serve as President of Payments. With nearly 20 years of fintech experience, including executive leadership roles at Nuvei and LoanPaymentPro, Perkins will oversee day-to-day operations as the Company scales its financial technology offerings. His initial priorities include platform integration, operational efficiency, strengthening merchant relationships, and ensuring the Company’s technology infrastructure supports scalable growth and innovation.

●	Mike Hebert, who previously served as Chief Operating Officer, has been named Senior Vice President of People. In this role, he will focus on organizational development, talent, and culture as PublicSquare continues to grow.

Preliminary Fourth Quarter 2025 Revenue Estimates and Guidance

PublicSquare announced that its preliminary fourth quarter 2025 revenue estimates are expected to be between $6.7 and $6.9 million (excluding discontinued operations), exceeding its previously issued guidance of $6.0 million by more than 10%. The Company also reiterated its full-year 2026 revenue guidance of greater than or equal to $32.0 million.

The Company last provided revenue guidance on November 6, 2025.

The data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by our management and compilation of actual results. Our closing procedures for the quarter and 12 months ended December 31, 2025 are not yet complete and we have not generated data for the full quarter. Our management's estimates are based upon monthly information currently available and our extrapolation from that information. While we expect that our results will be consistent with what we have reported, our actual results may differ materially from these preliminary estimates.

All of the data presented above has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to our accompanying preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this data.

About PublicSquare

PublicSquare (NYSE: PSQH) is a financial technology company building a resilient, values-aligned ecosystem of financial solutions for consumers and businesses. Committed to protecting life, family, and liberty, the Company provides alternatives designed to support long-term economic participation and freedom. For more information, visit investors.publicsquare.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts, such as statements relating to the Company’s preliminary fourth quarter revenue estimates and guidance, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors which may cause the results of the Company to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed by the Company with the Securities and Exchange Commission. Other unknown or unpredictable factors could also have material adverse effects on the Company’s future and full-period results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future or full period results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com